EXHIBIT 99.1

Actuant Announces Completion of Tender Offer and Consent Solicitation Relating to Its 13% Senior Subordinated Notes Due 2009

    MILWAUKEE--(BUSINESS WIRE)--Aug. 11, 2004--Actuant Corporation ("Actuant" or the "Company") announced today that it has completed its previously announced cash tender offer and consent solicitation for its 13% Senior Subordinated Notes due 2009 (CUSIP No. 00508WAB2, the "Notes"). The tender offer and consent solicitation expired at 5:00 p.m. New York City time, on August 10, 2004 (the "Expiration Time").
    Actuant received valid tenders and consents from holders of $27,974,000 aggregate principal amount of Notes representing approximately 95.7% of the outstanding principal amount, all of which have been accepted for payment by the Company. Accordingly, Actuant and the trustee under the indenture have executed and delivered a supplemental indenture containing the amendments described in the Offer to Purchase and Consent Solicitation Statement dated July 1, 2004, as supplemented and amended (the "Offer to Purchase").
    Total consideration to be paid for each $1,000 principal amount of Notes validly tendered on or before the Expiration time will be $1,252.14, plus accrued interest up to, but not including, the payment date. The total consideration includes a consent payment of $30 per $1,000 principal amount of the Notes.
    The cash tender offer and consent solicitation of the Notes will result in a net-of-tax special charge of approximately $6.4 million (or approximately $0.26 per diluted share) in the fourth quarter of fiscal 2004, representing the combination of the consideration paid above principal value for the Notes, costs paid for the early termination of interest rate swaps hedged against the Notes, transaction expenses, and the non-cash write-off of a portion of capitalized debt discount and issuance costs. The Company will report its operating results for the quarter ended August 31, 2004 on Thursday, September 30, 2004.
    Goldman, Sachs & Co. acted as the exclusive Dealer Manager for the tender offer and consent solicitation.

    Actuant (NYSE:ATU), headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in over 20 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools. Products are offered under such established brand names as Dresco, Enerpac, Gardner Bender, Kopp, Kwikee, Milwaukee Cylinder, Nielsen Sessions, Power-Packer, and Power Gear.
    For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

    CONTACT: Actuant Corporation
             Andrew Lampereur, 414-352-4160